EXHIBIT 99.1

Eversource Energy Reports Third Quarter 2015 Results

HARTFORD, Conn. and BOSTON, Mass. (November 2, 2015) – Eversource Energy (NYSE: ES) today reported earnings of $235.9 million, or $0.74 per share, in the third quarter of 2015, compared with earnings of $234.6 million, or $0.74 per share, in the third quarter of 2014.  Third quarter results included after-tax integration costs of $1.7 million in 2015 and $3 million in 2014.  Excluding those integration costs, Eversource Energy earned $237.6 million, or $0.75 per share1, in both the third quarter of 2015 and the third quarter of 2014.

In the first nine months of 2015, Eversource Energy earned $696.7 million, or $2.19 per share, compared with earnings of $597.9 million, or $1.89 per share, in the first nine months of 2014.  Excluding after-tax integration costs, Eversource Energy earned $704.5 million, or $2.21 per share1, in the first nine months of 2015, compared with $611.3 million, or $1.93 per share1, in the first nine months of 2014.

“We’re having a very successful year exceeding our financial and operational targets and advancing key initiatives to provide our region with long-term sources of low-cost, clean energy,” said Thomas J. May, Eversource Energy chairman, president and chief executive officer.  “Additionally, today we narrowed our 2015 earnings guidance to $2.80 to $2.85 per share, a range that is very consistent with our projected long-term EPS growth rate of 6 to 8 percent.”

Electric Distribution and Generation

Eversource Energy’s electric distribution and generation segment earned $167.7 million in the third quarter of 2015 and $419.8 million in the first nine months of 2015, compared with earnings of $153.4 million in the third quarter of 2014 and $349.1 million in the first nine months of 2014.  The higher results reflect higher distribution revenues and lower operations and maintenance expense.

Electric Transmission

Eversource Energy’s transmission segment earned $78 million in the third quarter of 2015 and $225 million in the first nine months of 2015, compared with earnings of $88.1 million in the third quarter of 2014 and $206.8 million in the first nine months of 2014.  Lower third-quarter 2015 results were due to the absence of state tax benefits that occurred in the third quarter of 2014.  Higher year-to-date results in 2015 were due to a higher level of investment, as well as lower charges in 2015 related to the Federal Energy Regulatory Commission’s reviews of the authorized return on equity for the owners of New England’s electric transmission system.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment lost $3.5 million in the third quarter of 2015 and earned $57.5 million in the first nine months of 2015, compared with a loss of $9.9 million in the third quarter of 2014 and earnings of $44.2 million in the first nine months of 2014.  Improved results are due largely to higher revenues and a lower effective tax rate.  Firm natural gas sales rose 4.8 percent in the first nine months of 2015, compared with the first nine months of 2014, due to colder first quarter weather and an increased number of heating customers.  Year-to-date firm natural gas sales rose 2.5 percent on a weather-adjusted basis.

Eversource Energy parent and other companies

Excluding integration costs, Eversource Energy parent and other companies lost $4.6 million in the third quarter of 2015 and earned $2.2 million in the first nine months of 2015, compared with earnings of $6 million in the third quarter of 2014 and $11.2 million in the first nine months of 2014.  Lower third quarter results in 2015 compared to 2014 were due primarily to a higher effective tax rate.

Lower income tax expense at Eversource’s natural gas segment and higher income tax expense at Eversource Energy parent both reflect the impact of reconciling estimated tax expense to the amounts that were actually reflected when the company filed its consolidated tax return in the third quarter of 2015.

The following table reconciles 2015 and 2014 third quarter and first nine months earnings per share:

		Third Quarter	First Nine Months
2014	Reported EPS	$0.74	$1.89
	Higher retail electric revenues in 2015	$0.12	$0.34
	Higher/(lower) transmission earnings in 2015	($0.04)	$0.05
	Higher firm natural gas sales in 2015	--	$0.02
	Lower non-tracked O&M in 2015	$0.02	$0.10
	Higher property tax, depreciation, and amortization expense in 2015	($0.06)	($0.19)
	Other, primarily higher effective tax rate at Parent	($0.04)	($0.04)
	Lower integration costs in 2015 vs. 2014	--	$0.02
2015	Reported EPS	$0.74	$2.19

Financial results for the third quarter and first nine months of 2015 and 2014 are noted below:

Three months ended:

(in millions, except EPS)	September 30, 2015	September 30, 2014	Increase/ (Decrease)	2015 EPS[1]
Electric Distribution/Generation	$167.7	$153.4	$14.3	$0.53
Natural Gas Distribution	($3.5)	($9.9)	$6.4	($0.01)
Electric Transmission	$78.0	$88.1	($10.1)	$0.24
Eversource Parent and Other Companies	($4.6)	$6.0	($10.6)	($0.01)
Earnings, ex. integration costs	$237.6	$237.6	--	$0.75
Integration costs	($1.7)	($3.0)	$1.3	($0.01)
Reported Earnings	$235.9	$234.6	$1.3	$0.74

Nine months ended:

(in millions, except EPS)	September 30, 2015	September 30, 2014	Increase/ (Decrease)	2015 EPS[1]
Electric Distribution/Generation	$419.8	$349.1	$70.7	$1.32
Natural Gas Distribution	$57.5	$44.2	$13.3	$0.18
Electric Transmission	$225.0	$206.8	$18.2	$0.70
Eversource Parent and Other Companies	$2.2	$11.2	($9.0)	$0.01
Earnings, ex. integration costs	$704.5	$611.3	$93.2	$2.21
Integration costs	($7.8)	($13.4)	$5.6	($0.02)
Reported Earnings	$696.7	$597.9	$98.8	$2.19

The third quarter earnings of Eversource Energy’s electric utility subsidiaries are noted below in millions, net of preferred dividends:

	2015	2014
CL&P	$78.8	$82.5
NSTAR Electric	$118.1	$115.1
PSNH	$32.5	$28.2
WMECO	$15.0	$14.7

The first nine months of earnings of Eversource Energy’s electric utility subsidiaries are noted below in millions, net of preferred dividends:

	2015	2014
CL&P	$224.0	$196.4
NSTAR Electric	$282.7	$232.3
PSNH	$92.5	$85.0
WMECO	$42.4	$39.8

Retail sales data:

	September 30, 2015	September 30, 2014	% Change Actual
Electric Distribution
Gwh for three months ended	15,206	14,555	4.5%
Gwh for nine months ended	42,174	41,439	1.8%

Natural Gas Distribution
Firm volumes in mmcf for three months ended	10,022	10,200	(1.7%)
Firm volumes in mmcf for nine months ended	75,106	71,645	4.8%

Eversource Energy has approximately 317 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 3.6 million customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

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Note:  Eversource Energy will webcast a conference call with senior management on November 3, 2015, beginning at 9 a.m. Eastern Time.  The webcast and accompanying slides can be accessed through Eversource’s website at www.eversource.com.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of Eversource Energy.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted Eversource Energy parent common shares outstanding for the period.  In addition, third quarter and first nine months 2015 and 2014 earnings and EPS excluding certain integration costs are non-GAAP financial measures.  Management uses these non-GAAP financial measures to evaluate earnings results and to provide details of earnings results by business and to more fully compare and explain our third quarter and first nine months 2015 and 2014 results without including the impact of the non-recurring integration costs.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of Eversource Energy’s businesses.  Non-GAAP financial measures should not be considered as alternatives to Eversource Energy consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This news release includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could,” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, cyber breaches, acts of war or terrorism, or grid disturbances; actions or inaction of local, state and federal regulatory, public policy, and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for Eversource

Energy’s products and services, which could include disruptive technology related to our current or future business model; fluctuations in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make Eversource Energy’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and Eversource Energy undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.